UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2024

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26224	51-0317849
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1100 Campus Road
Princeton, NJ 08540
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (609) 275-0500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities Registered Pursuant to Section12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, Par Value $.01 Per Share	IART	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Retirement of Jan De Witte, President and Chief Executive Officer

On February 27, 2024, Jan De Witte informed Integra LifeSciences Holdings Corporation (the “Company”) of his intention to retire from his position as President and Chief Executive Officer and director of the Company following the completion of a succession process. To ensure a smooth transition, Mr. De Witte will remain at the Company and continue to serve as President and Chief Executive Officer and as a Board member until the effective date of the Board’s appointment of his successor. During this time, Mr. De Witte will also continue to serve as the principal executive officer of the Company. Mr. DeWitte’s plans to retire are for personal reasons and not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with his retirement and the services Mr. De Witte will provide during the transition period, the Company and Mr. De Witte entered into a letter agreement, dated February 27, 2024 (the “Letter Agreement”), modifying Mr. De Witte’s current employment agreement. The Letter Agreement provides that unless earlier terminated pursuant to the terms of his employment agreement, Mr. De Witte’s employment as President and Chief Executive Officer will terminate on the earlier of January 18, 2025 and the appointment of a new Chief Executive Officer of the Company (the “Transition Date”). Mr. DeWitte further agreed that none of (i) the termination of his employment as of the Transition Date, (ii) the appointment of his successor, (iii) the appointment of Stuart Essig, Ph.D. to the role of Executive Chairman of the Board or (iv) the entering into either the Letter Agreement or the Consulting Agreement (as defined below) will constitute a breach of, or Good Reason for purposes of, his employment agreement or any other agreement between him and the Company

The Company and Mr. De Witte also agreed to enter into a Consulting Agreement to be effective as of the Transition Date (the “Consulting Agreement”). Pursuant to the Consulting Agreement, subject to execution and non-revocation of a customary release of claims against the Company, Mr. De Witte will serve as Senior Advisor to the CEO and provide transition services to the Company from the Transition Date to March 15, 2026 (the “Consulting Period”). Mr. De Witte will be entitled to: (i) a consulting payment equal to his 2024 base salary (pro-rated for any partial service) for the period beginning on the Transition Date and ending on January 18, 2025 (payable in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time), (ii) eligibility for an annual cash bonus opportunity, targeted at 125% of his 2024 base salary, under the Company’s annual bonus program for 2024, subject to the achievement of applicable performance objectives set forth in the Company’s annual bonus program as well as Mr. De Witte’s successful execution of the Company’s 2024 business strategy and, if applicable, contribution to a smooth CEO transition (as determined by the Board in its sole discretion); (iii) continued vesting of outstanding equity awards during Mr. De Witte’s continued service to the Company during the Consulting Period; and (iv) the ability to exercise vested stock options for the lesser of (a) the stated term of the stock options and (b) six months following his cessation of service to the Company under the Consulting Agreement. Mr. De Witte will also be eligible to receive reimbursement of up to $150,000 in relocation expenses. Following the Transition Date, Mr. De Witte, at his sole expense, may continue his current health, dental, and vision insurance coverage for him and his eligible dependents during the Consulting Period, so long as Executive elects and maintains eligibility for COBRA continuation coverage.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter Agreement, which is filed as Exhibits 10.1 to this current report on Form 8-K.

Appointment of Stuart M. Essig, Ph.D., as Executive Chairman

On February 27, 2024, the Company’s Board of Directors appointed Stuart M. Essig, Ph.D., the Company’s Chairman, to the role of Executive Chairman, effective immediately.

ITEM 7.01 REGULATION FD DISCLOSURE

In connection with Mr. De Witte’s retirement and Mr. Essig’s appointment as Executive Chairman, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 to this report and is incorporated by reference into this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 (and in such press release) shall not be deemed “filed” with the SEC for purposes of the Exchange Act, nor incorporated by reference in any registration statement filed by the registrant under the Securities Act.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1 Letter Agreement, dated February 27, 2024

99.1 Press Release, dated February 28, 2024, issued by Integra LifeSciences Holdings Corporation

104 Cover Page Interactive Data File (embedded within the inline XRBL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Date: February 28, 2024	By:	/s/ Eric I. Schwartz
Eric I. Schwartz
	Title:	Executive Vice President, Chief Legal Officer and
Secretary